Exhibit 10.19

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

December 13, 2017

Patent, know-how, and software license agreement

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Patent, know-how, and software license agreement

between:

(1)	EMBL Enterprise Management Technology Transfer GmbH, Boxbergring 107, 69126 Heidelberg, Germany, registered in the commercial register of the Mannheim Local Court under HRB 336336

– hereinafter referred to as “EMBLEM” –

(2)	Velabs Therapeutics GmbH, [insert address]

– hereinafter referred to as “Velabs” –

(3)	European Molecular Biology Laboratory, Meyerhofstraße 1, 69117 Heidelberg

– hereinafter referred to as “EMBL” –

(4)	Dr. Christoph Merten, [insert address]

– hereinafter referred to as “Dr. Merten” –

The parties to (1) and (2) are hereinafter also referred to collectively as the “Parties” and individually as a “Party.”

Preamble

(A)	EMBLEM is a wholly owned subsidiary of the European Molecular Biology Laboratory (“EMBL”). EMBLEM is responsible for the commercial exploitation of intellectual property developed at EMBL.

(B)	EMBL is the owner of patent applications EP 15165915.8, EP 16151298.3, and EP 16189768.1 relating to microfluidic-based screening of antibodies. These patent applications and all intellectual property rights arising therefrom are hereinafter referred to as “EMBL Patents”. EMBLEM is the exclusive licensee of the EMBL Patents.

(C)	In addition to the EMBL Patents, EMBL owns certain technical knowledge and software relating to the use of the methods and devices described by the EMBL Patents. EMBLEM is the exclusive licensee of the rights to this know-how and software.

(D)	Velabs is a spin-off of EMBL. EMBL and EMBLEM are the sole shareholders of Velabs, together with Dr. Christoph Merten and Dr. Christoph Antz.

(E)	Velabs wishes to obtain access to EMBL’s intellectual property relating to microfluidic-based screening of antibodies. EMBLEM is prepared to grant this access.

With this in mind, the Parties agree as follows:

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 1
Definitions

The following terms shall have the meanings in this Agreement assigned to them below, unless otherwise expressly specified in individual cases:

(1)	“Scope of Application” means microfluidic-based screening of antibodies.

(2)	“EMBL Know-how” means the know-how owned or controlled by EMBL at the time this Agreement comes into effect that is necessary for the use of the Licensed Methods (as defined below) or for the manufacture, use, offering, sale, or import of the Licensed Products (as defined below) and is listed in Appendix 1.

(3)	“EMBL Patents” means the patents described in Preamble (B).

(4)	“EMBL Software” means the software owned or controlled by EMBL at the time this Agreement becomes effective, which is necessary for the use of the Licensed Methods or for the manufacture, use, and offering of the Licensed Products, and which is listed in Appendix 2.

(5)	“Know-how” means unpatented discoveries, methods, processes, techniques, methods, formulas, flowcharts, technical data (e.g., process documentation), specifications, research and development information, or other technological information whose economic value (actual or potential) derives from the fact that it is not generally known.

(6)	“Licensed Methods” means all processes whose manufacture, use, offering, sale, or import is covered by a granted and unexpired EMBL patent or by a claim of a granted EMBL patent or a patent application covered by the EMBL patents that is being pursued and has not been abandoned or finally rejected.

(7)	“Licensed Product” means any product whose manufacture, use, offer, sale, or import is covered by a valid, enforceable EMBL patent or by a patent application within the scope of the EMBL patents.

(8)	“Software” means all computer programs, operating systems, application systems, firmware, or software of any kind, whether functional or under development, including interpretation code or source code, object or executable code, and updates, enhancements, and adaptations of the foregoing programs.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

(9)	“Improvements” means inventions, improvements, and new developments related to the EMBL Patents, EMBL Know-how, and EMBL Software that originate from the EMBL group led by Dr. Christoph Merten or his successor, relate to the scope of application, and whose development was completed within two years of the effective date (in accordance with § 14(1)). “Improvements” also include all other inventions, improvements, and new developments originating from the EMBL group led by Dr. Christoph Merten or his successor, which can be used within the scope of application and whose development was completed within two years of the effective date (in accordance with § 14(1)).

(10)	“Confidential Information” of one Party is all information of that Party which is disclosed to the other Party under this Agreement in oral, written, graphic, or electronic form, regardless of whether it is marked as “confidential” or “protected,” unless

a)	it was already known to it at the time of entering into this Agreement or was subsequently disclosed to it by a third party without breaching any confidentiality agreement,

b)	it was already publicly known or generally available at the time this contract was concluded or became publicly known or generally available thereafter, provided that this was not due to a breach of this contract,

c)	they must be disclosed due to legal obligations or by order of a court or authority, or

d)	they have been developed by the receiving Party independently of the disclosed information.

§ 2
Patent License

(1)	EMBLEM hereby grants Velabs a worldwide, exclusive, transferable, and sublicensable license to the EMBL Patents for the use of the Licensed Methods and for the manufacture, use, offering, or import of the Licensed Products.

(2)	This license excludes the right of EMBLEM and EMBL to commercially use the Licensed Methods in the Scope of Application or to commercially manufacture, use, offer, sell, import, or license Licensed Products to third parties in the Scope of Application.

(3)	However, EMBLEM and EMBL are entitled to use the Licensed Methods for research purposes within the Scope of Application and to manufacture and use Licensed Products for research purposes, including in research collaborations with third parties. Outside the Scope of Application, EMBLEM and EMBL remain free to use the EMBL Patents.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 3
Know-how License, Software License

(1)	EMBLEM hereby grants Velabs a worldwide, exclusive, transferable, and sublicensable license to use EMBL Know-how within the Scope of Application.

(2)	EMBLEM hereby grants Velabs a worldwide, exclusive, transferable, and sublicensable license to use the EMBL Software within the Scope of Application, including the right to modify the EMBL Software.

(3)	The licenses granted in this § 3 exclude the right of EMBL and EMBLEM to commercially exploit EMBL Know-how and EMBL Software within the Scope of Application or to grant licenses for EMBL Know-how and EMBL Software to third parties.

(4)	However, EMBLEM and EMBL are entitled to use EMBL Know-how and EMBL Software for research purposes within the Scope of Application, including in research collaborations with third parties. Outside the Scope of Application, EMBLEM and EMBL remain free to use EMBL Know-how and EMBL Software.

§ 4
Sublicenses

Insofar as Velabs is entitled to grant sublicenses under this Agreement, these shall be subject to the following conditions:

a)	Velabs shall be responsible for all actions of its sublicensees and their failure to comply with the provisions of this Agreement;

b)	The sublicenses must refer to this Agreement and comply with the terms and conditions of this Agreement, may not exceed the term of this Agreement, and shall not impair Velabs’ ability to fulfill its obligations under this Agreement;

c)	Sublicensees may not grant sublicenses to third parties beyond the scope of their license;

d)	Velabs shall notify EMBLEM of any sublicense within a reasonable time after its conclusion.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 5
Transfer of EMBL Know-how and EMBL Software

(1)	The documents listed in Appendix 1, which comprise the EMBL Know-how, shall be handed over to Velabs by EMBLEM within 15 days of this Agreement coming into force.

(2)	EMBLEM shall provide Velabs with the EMBL Software listed in Appendix 2 as object code and source code within 15 days of the Agreement coming into force.

(3)	If it transpires that the Parties did not list know-how or software in Appendix 1 and Appendix 2, even though it falls under EMBL Know-how or EMBL Software according to the purpose of the Agreement, EMBLEM shall make this know-how or software available to Velabs in a timely manner.

§ 6
License fees

Taking into account the shareholder status of EMBL and EMBLEM in Velabs, the license to the EMBL Patents, EMBL Know-how, and EMBL Software shall be granted free of charge.

§ 7
Improvements

(1)	EMBLEM shall ensure that all Improvements are reported to Velabs without delay. EMBLEM shall ensure that EMBL claims all inventions contained in the Improvements without restriction.

(2)	EMBLEM hereby grants Velabs a free, worldwide, exclusive, transferable, and sublicensable license for the term of this Agreement to use the Improvements within the Scope of Application to manufacture, use, sell, or import products or processes covered by a patent for an Improvement, or to use know-how or software within the Scope of Application that is the subject of an Improvement. § 2(3) and§ 3(4) apply to licenses for Improvements accordingly.

(3)	Subject to any obligations arising from any future employment agreements with third parties, Dr. Merten will do everything in his power to enable EMBLEM and EMBL to fulfill the obligations to license Improvements described in this § 7.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 8
Obligation to exploit

Velabs is obligated to use the licenses granted under this Agreement.

§ 9
Maintenance of EMBL Patents, Right of First Refusal

(1)	EMBLEM shall ensure during the term of this Agreement that the EMBL Patents licensed to Velabs herein are pursued and maintained by EMBL or EMBLEM. The costs of pursuing and maintaining the EMBL Patents shall be borne by Velabs during the term of this Agreement, unless Velabs has notified EMBLEM in writing that it is no longer interested in pursuing or maintaining a patent. From that point on, EMBL or EMBLEM shall bear the future costs associated with the prosecution or maintenance of such a patent or may abandon the patent. If EMBL or EMBLEM has granted a license to a third party for an EMBL Patent outside the Scope of Application, Velabs shall bear 50% of the costs incurred as specified in this § 9(1) from that point on. This § 9(1) applies accordingly to patents for Improvements.

(2)	If EMBL intends to waive an EMBL Patent or a patent for an Improvement during the term of this Agreement, EMBLEM shall notify Velabs in writing. Velabs shall have the right to request in writing from EMBLEM, within a period of 60 days from the date of receipt of such notification by Velabs, that the patent in question be transferred to Velabs free of charge. If Velabs does not request the transfer of the patent within the 60-day period, EMBL (or EMBLEM) shall be entitled to abandon the EMBL Patent.

(3)	If, during the term of this Agreement, any of the EMBL Patents or a patent for an Improvement is challenged by a third party, EMBLEM shall defend the patent against such challenge in an appropriate manner or ensure that EMBL defends the patent against such challenge in an appropriate manner. The associated reasonable costs shall be borne by Velabs; § 9(1), sentences 2 to 4, shall apply accordingly. Velabs shall reasonably support EMBLEM or EMBL in the defense at its own expense.

(4)	In the event of a sale of an EMBL Patent or an Improvement patent licensed to Velabs under this Agreement, EMBLEM hereby grants Velabs a right of first refusal, which shall be exercised within 30 days of receipt of notification of the concluded purchase agreement.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 10
Infringement of Property Rights

(1)	The parties shall immediately notify each other in writing of any infringement of EMBL Patents, EMBL Know-how, or EMBL Software that comes to their attention.

(2)	Velabs is entitled, but not obligated, to take the necessary action against infringements of property rights within the Scope of Application at its own expense and is hereby authorized to conduct legal proceedings in this regard. If authorization from EMBL is required, EMBLEM shall ensure that such authorization is granted. If Velabs does not take action against a potential infringer within 20 days of being requested to do so by EMBLEM, EMBL or EMBLEM shall be entitled to take action against infringements within the Scope of Application itself. The prosecution of intellectual property rights infringements outside the Scope of Application shall be the sole responsibility of EMBL and EMBLEM. The Parties shall provide each other with reasonable support in legal disputes at their own expense.

§ 11
Third-party intellectual property rights

If a third party asserts claims against Velabs for infringement of intellectual property rights based on the use of EMBL Patents, EMBL Know-how, or EMBL Software, Velabs shall immediately inform EMBLEM thereof. Velabs shall defend itself against any infringement claims asserted against it to the best of its ability and in consultation with EMBLEM, within the limits of what is legally and economically reasonable. EMBLEM shall provide Velabs with comprehensive support in this regard.

§ 12
Warranty

(1)	EMBLEM warrants to Velabs as follows:

a)	EMBLEM is entitled to conclude this Agreement and to grant the licenses contained herein.

b)	At the time this Agreement comes into effect, EMBLEM is not aware that the use of the EMBL Patents, EMBL Know-how, and EMBL Software in the Scope of Application infringes on the property rights of third parties.

c)	At the time this Agreement comes into force, EMBLEM has no knowledge that the EMBL Patents are not protectable.

d)	At the time this Agreement comes into force, EMBL and EMBLEM have not granted any licenses for the EMBL Patents, EMBL Know-how, or EMBL Software for the Scope of Application.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

(2)	EMBLEM shall not be liable for the patentability of the EMBL Patents, the freedom from defects, commercial usability, or technical suitability of the EMBL Patents, EMBL Know-how, and EMBL Software. Any further liability of EMBLEM for material defects and defects of title is excluded.

§ 13
Liability

(1)	Velabs shall indemnify and hold EMBLEM and EMBL harmless from any claims by third parties insofar as such claims result from the use of the EMBL Patents, EMBL Know-how, EMBL Software, or Improvements made by Velabs, a legal successor, or a sublicensee.

(2)	Otherwise, the liability of the Parties, EMBL, and Dr. Merten is limited to intent and gross negligence. This limitation of liability does not apply to personal injury, guarantees, and cases of negligent breach of essential contractual obligations. In cases of negligent breach of essential contractual obligations, the liability of the Parties is limited to the damage typically foreseeable at the time of conclusion of the Agreement.

§ 14
Term of the Agreement and Termination

(1)	This Agreement shall enter into force on (insert date) (“Effective Date”) and shall terminate upon the expiration or revocation of the last patent licensed hereunder, the end of the term of protection of the EMBL Software, or the disclosure of the last EMBL Know-how, whichever occurs later.

(2)	In the event of a material breach of contract by one Party, the other Party may demand in writing that such breach be immediately ceased and remedied. If the breaching Party fails to comply fully with this demand within 60 days, the other Party may terminate this agreement in writing with immediate effect. The right of either Party to terminate for cause remains unaffected.

(3)	In the event of termination pursuant to § 14(2), all licenses granted to Velabs hereby revert to EMBLEM and Velabs shall cease to use the licensed rights. Any inventory of Licensed Products existing at the time of termination may be sold by Velabs or its legal successor during a 18-month sell-off period. Termination of this Agreement shall not affect the right to use a Licensed Product that was sold by Velabs, a legal successor, or a sublicensee of Velabs during the term or within the sell-off period in accordance with the Agreement.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

§ 15
Assurance from EMBL

EMBL, as the owner of the rights to the EMBL Patents, EMBL Know-how, and EMBL Software, shall ensure that EMBLEM can fulfill the obligations it has entered into with Velabs under this Agreement to grant access to these property rights.

§ 16
Confidentiality

During the term of this Agreement and for a period of 5 years after its termination, the Parties undertake to treat the Confidential Information of the other Party as confidential and not to use it for any purpose other than the purposes of this Agreement. The Parties shall not disclose the Confidential Information to third parties or make it available to third parties, unless this is necessary for the successful execution of this Agreement.

§ 17
Declarations and notifications

(1)	Any notification under this Agreement must be made in writing by mail, fax, or email to the following addresses and recipients:

In the case of declarations and notifications to EMBLEM:

Address:	EMBL Enterprise Management Technology Transfer GmbH, Boxbergring 107, 69126 Heidelberg
Tel.
Fax	+49 (6221) 3632229
Email:	lamm@embl-em.de
Attn:	Dr. Gábor M. Lamm

For declarations and notifications to Velabs:

Address:	Velabs Therapeutics GmbH, _______________
Tel.
Fax
Email:
Attn:

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

(2)	Changes to personal details or contact information will be communicated immediately in the manner described above.

§ 18
Final provisions

(1)	There are no verbal or written side agreements to this Agreement. This Agreement replaces all previous written or verbal agreements on the subject matter of the Agreement. Amendments and additions to this Agreement must be made in writing. This also applies to the amendment or cancellation of this written form clause. All appendices mentioned in this Agreement are to be understood as parts of this Agreement. In the event of any contradictions between the appendices and this Agreement, the provisions of this Agreement shall apply.

(2)	The rights or obligations of the Parties under this Agreement may not be assigned or transferred to third parties, either in whole or in part, without the prior consent of the other Party. EMBLEM hereby grants its consent to the assignment of all rights and obligations of Velabs under this Agreement to a third party in the context of a sale of all or substantially all of Velabs’ assets.

(3)	Should any provisions of this Agreement be or become wholly or partially void or ineffective, this shall not affect the validity of the remaining provisions. In such a case, the Parties shall replace the void or ineffective provision with a valid provision that comes as close as possible to the purpose of the void or ineffective provision.

(4)	The law of the Federal Republic of Germany shall apply. The place of jurisdiction is Mannheim, Germany. The provisions of the UN Convention on Contracts for the International Sale of Goods shall not apply.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Signatures

_________________, on ___________	_________________, on ___________

EMBL Enterprise Management Technology Transfer GmbH	Velabs Therapeutics GmbH

_________________, on ___________	_________________, on ___________

European Molecular Biology Laboratory	Dr. Christoph Merten

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Appendix 1
EMBL Know-how

●	Protocols for the production of microfluidic chips

●	List of parts required to set up a microfluidics workstation

●	Protocols for the production, sorting, and fusion of microfluidic droplets

●	Protocols for isolating, culturing, and stimulating murine and human plasma cells

●	CAD files of all microfluidic chips that can be used for antibody screening

A-1-1

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Appendix 2
EMBL Software

LabVIEW software from the Merten working group for controlling microfluidics workstations, in particular for measuring fluorescence in drops (measurements in up to three independent fluorescence channels) and for sorting drops.

A-2-1